UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 12, 2006
TD Banknorth Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51179	01-0437984

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9540, Two Portland Square, Portland, Maine	04112-9540

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (207) 761-8500
Not Applicable

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 12, 2006, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of TD Banknorth Inc. (“TD Banknorth”) took the following actions:
     Deferred Compensation Plan
     The Committee amended and restated TD Banknorth’s Deferred Compensation Plan to (1) extend the time period for participants to change their payment elections without complying with the subsequent payment election rules to December 31, 2007, (2) clarify that retention payments as defined therein can be deferred, (3) expand the definition of income related to restricted stock units, (4) provide that accounts credited with units valued with respect to TD Banknorth common stock will be credited with cash upon completion of the transactions contemplated by the Agreement and Plan of Merger dated as of November 19, 2006 among TD Banknorth, The Toronto-Dominion Bank and Bonn Merger Co. (the “Merger Agreement”), and (5) provide that TD Banknorth stock units may no longer be used as a measurement fund for new money effective as of January 1, 2007.
     Three-Year Performance-Based Restricted Stock Units
     The Committee approved the grant of performance-based restricted stock unit awards to executive officers and other employees of TD Banknorth, effective as of January 1, 2007. The number of target units, with each unit representing one share of TD Banknorth common stock, to be issued to each of TD Banknorth’s named executive officers as of January 1, 2007 are as follows:
•	78,100 target units to William J. Ryan, Chairman and Chief Executive Officer,

•	31,000 target units to Peter J. Verrill, Vice Chairman and Chief Operating Officer,

•	20,300 target units to David J. Ott, Senior Executive Vice President and Chief Banking Officer,

•	20,500 target units to Wendy Suehrstedt, Senior Executive Vice President, Chief Retail Officer, and

•	86,000 target units to all other executive officers as a group (six persons).
     Andrew W. Greene, Senior Executive Vice President, Insurance and Investments, is scheduled to retire as of December 31, 2006 and will not receive a new grant. The restricted stock units have three-year performance criteria which compare the total shareholder return of The Toronto-Dominion Bank to a peer group. The number of actual units will be determined by multiplying the target number of units by a performance factor, with the performance factor being not less than 80% or greater than 120%. If the transactions contemplated by the Merger Agreement are not completed, then the performance criteria will be inapplicable, the target number of units will vest on the third annual anniversary of the date of grant as if the award was a time-based vesting award from the date of grant and the number of actual units will equal the number of target units.

     The number of actual units will be multiplied by a service percentage of no more than 100% to determine the number of final units to be paid. As a result, the number of actual units will be adjusted downward on a pro rata basis if the recipient is not employed for the full three-year service period of January 1, 2007 through December 31, 2009. A recipient’s award will be forfeited if his or her employment is terminated prior to December 31, 2009 and prior to any change in control for other than death, disability or retirement. The transactions contemplated by the Merger Agreement are not a change in control for purposes of these awards.
     Except as set forth below, the number of final units earned, if any, will be paid out in cash in 2010 based on the average of the closing sales prices of a share of TD Banknorth common stock on each of the 20 consecutive trading days on which such prices are so quoted immediately preceding December 31, 2009. If the transactions contemplated by the Merger Agreement are completed, the restricted stock units will be converted into restricted stock units with respect to the common shares of The Toronto-Dominion Bank upon completion of the merger using an exchange ratio based on the merger consideration of $32.33 per share of TD Banknorth common stock and the trading price of the common shares of The Toronto-Dominion Bank over a measurement period prior to completion of the merger. The actual amounts to be paid will depend upon the level of performance achieved and the average market value of the TD Banknorth common stock or, if the merger is completed, the common shares of The Toronto-Dominion Bank, for the 20 trading days preceding December 31, 2009.
Item 9.01 Financial Statements and Exhibits
(a)	Not applicable.

(b)	Not applicable.

(c)	The following exhibits are included with this Report:

Exhibit No.	Description

10.1	Amended and Restated Deferred Compensation Plan

10.2	Form of performance-based restricted stock unit award agreement — cash settlement under the Amended and Restated 2003 Equity Incentive Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD BANKNORTH INC.
By:	/s/ Peter J. Verrill
	Name:	Peter J. Verrill
	Title:	Vice Chairman and Chief Operating Officer

Date: December 18, 2006

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